EXHIBIT 99.01

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

ALLIANCEBERNSTEIN L.P. COMPLETES PURCHASE OF W.P. STEWART & CO., LTD.

Deal Brings Strong Track Records in Complementary Concentrated Growth Equity Strategies

New York, December 12, 2013 — AllianceBernstein L.P. (AllianceBernstein), a global investment management firm with $447 billion in assets under management as of November 30, 2013, announced today that it has completed the acquisition of W.P. Stewart & Co., Ltd. (Pink Sheets: WPSL), an equity manager with approximately $2 billion in assets under management in U.S., Global and EAFE concentrated growth equity strategies for institutional and retail clients at closing.

W.P. Stewart’s Head of Concentrated US Growth, James T. Tierney, Jr., and Head of Concentrated Global Growth, Mark Phelps, and their teams will remain in place and continue managing their investment services as they have in the past.

As previously disclosed, in exchange for each share of W.P. Stewart common stock, AllianceBernstein is paying W.P. Stewart shareholders $12 per share in cash and issuing one transferable contingent value right entitling the holders to an additional cash payment of $4 per share if the assets under management in the acquired W.P. Stewart investment services reach $5 billion on or before the third anniversary of the closing.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At September 30, 2013, AllianceBernstein Holding L.P. owned approximately 34.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.6% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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